EXHIBIT 4.18
                           LOAN AND SECURITY AGREEMENT


     PREAMBLE. THIS LOAN AND SECURITY AGREEMENT (as it may be amended or modified from time to time, and together with all Schedules, Riders and Exhibits attached hereto, this "Agreement") is made by UPS CAPITAL CORPORATION, a Delaware corporation ("Lender"), with each undersigned "Borrower" (as more particularly defined below, "Borrower") as of the "Closing Date" specified below (the "Closing Date"), for the purpose of evidencing the terms and conditions on which Lender will extend financing to Borrower.

     NOW, THEREFORE, to induce Lender to extend the financing provided for herein, and for other good and valuable consideration, the sufficiency and receipt of which are mutually acknowledged, Borrower agrees with Lender as follows:

     1.   DEFINITIONS, TERMS AND REFERENCES

          1.1. Certain Definitions. In addition to such other terms as elsewhere defined herein, as used in this Agreement and in any Exhibit or Schedule attached hereto, the following terms shall have the following meanings:

     "Accounts Receivable Collateral" shall mean and include all accounts, accounts receivable, contract rights, instruments, chattel paper and payment intangibles of Borrower, including, without limitation, all rights of Borrower to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered, howsoever evidenced or incurred, together with all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto; all whether now owned or hereafter acquired and howsoever arising.

     "Account Debtor" shall mean any Person who is obligated on any of the Accounts Receivable Collateral or otherwise is obligated as a purchaser or lessee of any of the Inventory Collateral.

     "Advance" shall mean an advance of borrowed funds made by Lender to Borrower under the Line of Credit, provided however, that for purposes of determining (A) the amount of any non-usage fee, (B) compliance with the Borrowing Base Requirement, and (C) "Excess Borrowing Availability" under
Section 7.4, "Advances" shall include, without duplication: (1) the amount available for drawing under each Letter of Credit, and (ii) all outstanding Reimbursement Obligations. The term "Advance" shall not include, however, the Special Advance.

     "Affiliate" shall mean, with respect to any specified Person, either: (i) any Person, directly or indirectly, Controlling, Controlled by or under common Control with, the specified Person, or (ii) any officer or director of such specified Person.

     "Agreement" - See Preamble.

     "Applicable Margin" shall mean two and one-fourth of one percent (2 1/4%) per annum.

     "Applicable Rate" shall mean the Prime Rate plus the Applicable Margin.

     "Assignment of Claims Act" shall mean the federal Assignment of Claims Act of 1940, as it may be amended from time to time; together with all regulations promulgated from time to time in respect thereof.

     "Balances Collateral" shall mean all moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, in transit to, in possession of, or under the control of, Lender or a bailee or Affiliate of Lender, from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower's deposits (general or special), balances, sums and credits with Lender at any time existing.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, as it may be amended from time to time.
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     "Blocked Account Agreement" shall have the meaning given to such term in
Section 2.3.4.

     "Booked Cost," in respect of Inventory Collateral, shall mean the inventory cost accounting method employed by Borrower as of the Closing Date; provided, however, that, notwithstanding the foregoing, for purposes of computing the Borrowing Base, all such determinations of "Booked Cost" shall be made net of the effect of any "transfer pricing" or similar arrangements made by Borrower with Parent or any Affiliate in respect of inventory purchases on the actual cost thereof (or, in lieu of the foregoing, Lender shall be entitled to impose a reserve on the Borrowing Base equivalent to the impact on actual cost of any such arrangements).

     "Borrower" shall mean each undersigned Person designated as "Borrower" on the signature page(s) to this Agreement, as each is described more particularly on the Borrower Information Schedule. If more than one Person is so identified and described, then, the term "Borrower" shall mean each Person, jointly and severally.

     "Borrower Information Schedule" shall mean Schedule "1" attached hereto, as it may be modified or amended from time to time by mutual assent of the parties hereto.

     "Borrowing Base" shall mean a sum equal to: (i) eighty-five percent (85%) of the net dollar amount of Eligible Accounts as at the date of determination; plus (ii) an amount not to exceed Two Million Dollars ($2,000,000), however, equal to the sum (without duplication) of (A) fifty percent (50%), of the dollar amount of that portion of any Eligible Inventory which is located at a Collateral Location which is under Logistics Control, valued at the lower of its Booked Cost or market value at the date of determination; plus (B) for a period of sixty (60) days after the Closing Date, twenty-five percent (25%) of the dollar amount of that portion of any Eligible Inventory which is located at a Collateral Location which is not under Logistics Control, as described more particularly in clause (viii) of the definition of "Eligible Inventory" set forth below, but the total amount of borrowing availability derived from this clause (B) shall not exceed Five Hundred Thousand Dollars ($500,000), i.e., the product of twenty-five percent (25%) multiplied by Two Million Dollars ($2,000,000), which is the limitation described more particularly in the aforesaid clause (viii), plus (C) if the Logistics Contract is terminated subsequent to the Closing Date and such termination does not constitute an Event of Default under Section 8.15 of this Agreement, then, beginning on that date which is ninety (90) days after termination of the Logistics Contract, forty percent (40%) of that portion of any Eligible Inventory which is located at a Collateral Location not under Logistics Control, as described more particularly in clause (viii) of the definition of "Eligible Inventory" set forth below (but until that ninetieth (90th) day the advance rate shall remain at fifty percent (50%), as provided in clause (A) above, and, during that ninety (90) day period, Eligible Inventory need not be under Logistics Control in order to be subject to the fifty percent (50%) advance rate), but the total amount of borrowing availability derived from this clause (C) shall not exceed at any time in dollar amount that portion of the Borrowing Base then and thereafter attributable to Eligible Accounts only; minus (iii) such reserves against the Borrowing Base and borrowing availability under the Line of Credit as Lender may elect to impose from time to time in its good faith credit judgment, after giving at least ten
(10) days' advance notice to Borrower.

     "Borrowing Base Certificate" shall mean a certificate submitted by Borrower to Lender demonstrating compliance with the Borrowing Base Requirement, which report shall be substantially in the form of Exhibit "A".

     "Borrowing Base Requirement" shall have the meaning ascribed to such term in Section 2.1.1.

     "Borrowings" shall mean total Advances outstanding from time to time.

     "Business Day" shall mean a day on which Lender is open for the conduct of its business at its principal office in Atlanta, Georgia.

     "Clearing Bank" shall have the meaning given to such term in Section 2.3.4.

     "Closing Date" shall mean the date specified in the signature page of this Agreement as the Closing Date.

     "Collateral" shall have the meaning given to such term in Section 3.

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     "Collateral Location" shall mean the Executive Office and each additional location, if any, set forth and described as such on the Borrower Information Schedule.

     "Collateral Status Certificate" shall mean a certificate, to be substantially in the form of Exhibit "B" attached hereto, submitted by Borrower, reflecting the status of the Collateral.

     "Collection Days" shall mean two (2) Business Days.

     "Compliance Certificate" shall mean a certificate, to be substantially in the form of Exhibit "C" attached hereto, issued by a duly authorized officer of Borrower, confirming Borrower's continuing compliance with this Agreement.

     "Consolidated Subsidiaries" shall mean those Subsidiaries of Borrower (if any) existing from time to time which, for purposes of GAAP, are required to be consolidated for financial reporting purposes.

     "Control," "Controlled" or "Controlling" shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly, indirectly, whether through the ownership of voting securities or otherwise.

     "Debt" means all liabilities, obligations and indebtedness of a Person, of any kind or nature, whether now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and whether initiated, assumed or acquired by such Person.

     "Default Condition" shall mean the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

     "Default Rate" shall mean that interest rate per annum equal to three percent (3%) per annum in excess of the otherwise Applicable Rate payable on any Obligation.

     "Dollars" or "$" shall mean United States Dollars; and "CDN" shall mean Canadian Dollars.

     "Eligible Accounts" shall mean that portion of Borrower's Accounts Receivable Collateral consisting of trade accounts receivable actually billed to, and owing to Borrower by, its Account Debtors in the ordinary course of its business, excluding, however, in any event, any such account: (i) with respect to which any portion thereof is more than ninety (90) days past invoice date;
(ii) which is owing by any Affiliate of Borrower; (iii) which is owing by any Account Debtor having fifty percent (50%) or more in face value of its then existing accounts with Borrower ineligible hereunder pursuant to the operation and effect of clause (i) above; (iv) which arises from any contract on which Borrower's performance is assured by a performance, completion or other bond;
(v) constituting retainage which has been withheld from Borrower pending contract completion, to the extent thereof; (vi) constituting a service, warranty or similar charge, to the extent thereof; (vii) which is evidenced by a promissory note, other instrument or chattel paper; (viii) which represents an accord and satisfaction in respect of any prior account receivable; (ix) the assignment of which is subject to any requirements set forth in the Assignment of Claims Act (unless and except to the extent that Borrower has complied therewith to Lender's satisfaction); (x) which does not conform in any respect to the warranties and representations set forth in the Loan Documents in respect of Accounts Receivable Collateral; (xi) which is owing by any Account Debtor whose accounts in face amount with Borrower exceed twenty percent (20%) of Borrower's Eligible Accounts, but only to the extent of such excess; (xii) which is owing by, billed to or paid by any Account Debtor not located in the United States of America (unless and except to the extent that it is backed by a letter of credit issued to Borrower as beneficiary by or through a bank headquartered in the United States which is acceptable to Lender); (xiii) as to which a duly perfected, first priority security interest does not exist at any time in favor of Lender; (xiv) as to which any counterclaim, defense, setoff, deduction or contra-account exists, to the extent thereof; or (xv) which has otherwise been determined by Lender in its good faith credit judgment not to be an "Eligible Account" for purposes hereof.

     "Eligible Inventory" shall mean that portion of the Inventory Collateral consisting of new, saleable finished goods inventory of Borrower, which (i) is at all times subject to a duly perfected, first priority security interest in

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favor of Lender; (ii) is in good and saleable condition which, without limitation, in the case of Immuno Licensed Products, shall include ongoing FDA Approval; (iii) is not on consignment to or from any Person, and is not otherwise subject to, any repurchase agreement with any customer or supplier;
(iv) does not constitute returned, repossessed, damaged or slow-moving goods;
(v) conforms in all respects to the warranties and representations set forth in the Loan Documents in respect of Inventory Collateral; (vi) is not subject to a negotiable document of title (unless issued or endorsed to Lender); (vii) except as set forth in Section 4.11 and in the Immuno License, is not subject to any license or other agreement that limits or restricts Lender's right to sell or otherwise dispose of such inventory; (viii) is located only at a Collateral Location which is under Logistics Control; provided, however, that, notwithstanding the foregoing, (A) for a period not to exceed sixty (60) days after the Closing Date, Inventory Collateral not at a Collateral Location under Logistics Control shall not be declared ineligible solely by virtue of this clause (viii), but the total amount of such Inventory Collateral not under Logistics Control which may be Eligible Inventory hereunder shall not exceed Two Million Dollars ($2,000,000), and the advance rate thereon, for purposes of determining the Borrowing Base, shall be reduced from fifty percent (50%) to twenty-five percent (25%), as is described more particularly in clause (ii)(B) of the definition of "Borrowing Base" hereinabove and (B) if the Logistics Contract is terminated and such termination does not constitute an Event of Default under Section 8.15 of this Agreement, then, Inventory Collateral not under Logistics Control shall not be declared to be ineligible under this clause
(viii), but, beginning on that date which is ninety (90) days after termination of the Logistics Contract, the total amount of such Inventory Collateral not under Logistics Control which may be Eligible Inventory hereunder shall not exceed at any time in dollar amount that portion of the Borrowing Base then and thereafter attributable to Eligible Accounts only, and the advance rate thereon, for purposes of determining the Borrowing Base, shall be reduced from fifty percent (50%) to forty percent (40%), as is described more particularly in clause (ii)(C) of the definition of "Borrowing Base" hereinabove; (ix) is located at any Collateral Location (including any housing Inventory Collateral under Logistics Control) with respect to which, if leased by Borrower or Logistics (as the case may be) Lender has received from the landlord at such location a Landlord's Agreement, and (x) has not otherwise been determined by Lender in its good faith credit judgment not to be "Eligible Inventory" for purposes hereof.

     "Equipment Collateral" shall mean all equipment and fixtures of Borrower, whether now owned or hereafter acquired, wherever located in the United States, including, without limitation, all machinery, furniture, furnishings, leasehold improvements, computer hardware, motor vehicles, forklifts, rolling stock, dies and tools used or useful in Borrower's business operations.

     "Equity Interests" shall mean all capital stock, warrants and other securities evidencing ownership of equity interests in a Person. In the case of
(i) a partnership, the foregoing includes partnership interests or shares; and
(ii) a limited liability company, the foregoing includes members' interests or shares.

     "Event of Default" shall mean any of the events or conditions described in
Article 8, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

     "Executive Office" shall mean the address of Borrower's chief executive office and principal place of business, as designated on the Borrower Information Schedule.

     "Existing Lender" shall mean Heller Healthcare Finance, Inc., to which Borrower is indebted on the Closing Date pursuant to the Existing Lender Agreement, which Debt is being refinanced pursuant hereto.

     "Existing Lender Agreement" shall mean the loan and security agreement, dated prior to the Closing Date, among Parent, Borrower and the Existing Lender, as amended or modified through the Closing Date.

     "FDA" shall mean the United States Food and Drug Administration.

     "FDA Approval" shall mean the continuing approval of the FDA to manufacture and sell the Immuno Licensed Products in the United States of America.

     "Fiscal Year", in respect of a Person, shall mean the fiscal year of such Person, as employed by such Person as of the Closing Date, and designated as such on the Borrower Information Schedule, as to Parent and Borrower. The terms "Fiscal Quarter" and "Fiscal Month" shall correspond accordingly thereto.

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     "GAAP" shall mean Canadian generally accepted accounting principles consistently applied for the fiscal period(s) in question, whether applied in respect of Borrower or the Parent.

     "Guaranty" shall mean any agreement or other writing executed by a Guarantor guaranteeing payment of any of the Obligations or otherwise giving assurances to Lender in respect thereof. Unless otherwise accepted or requested by Lender, each Guaranty shall be substantially in the form of Exhibit "D" attached hereto.

     "Guarantor" shall mean, individually and collectively, any and all Persons who either, as of the Closing Date, or thereafter, join in the execution of any Guaranty. As of the Closing Date, the Parent is the only Guarantor.

     "Home State" shall mean the State in which Borrower is incorporated or otherwise organized (if Borrower is not a corporation), as set forth on the Borrower Information Schedule.

     "Immuno License" shall mean the perpetual license, among other things, to manufacture and sell a biological fibrin sealant product approved by the U.S. Food and Drug Administration, and a frozen formulation of said product, granted by Immuno International, AG, a Swiss corporation, as licensor, to Parent, as licensee, pursuant to a license agreement, dated as of April 21, 1997, made between said parties, as such agreement has been modified or amended through the Closing Date and as it may be further modified or amended from time to time in the future.

     "Immuno Licensed Products" shall mean products manufactured and/or distributed by Borrower pursuant to the Immuno License.

     "Initial Term" shall mean a period of three (3) years, ending on the third
(3d) anniversary of the Closing Date.

     "IP Assignments" has the meaning given to such term in Section 5.2.

     "Insolvent", in respect of a Person, shall mean that (i) such Person is not able to pay its Debts generally as and when they become due; or (ii) such Person has an unreasonably small capital with which to operate; or (iii) the total Debts and other liabilities of such Person, including contingent liabilities, exceed the fair saleable value of the assets of such Person.

     "Intangibles Collateral" shall mean all general intangibles of Borrower, whether now existing or hereafter acquired or arising, including, without limitation, all copyrights, royalties, tax refunds, rights to tax refunds, trademarks, trade names, service marks, patent and proprietary right and trade secrets; all computer software and programs; and all rights of Borrower as purchaser, lessee, licensee or indemnitee under any contract, excepting therefrom any portion thereof represented by contracts containing legally enforceable restrictions on the granting of security interests therein by Borrower to the extent of such restrictions, and so long as such restrictions shall be effective.

     "Inventory Collateral" shall mean all inventory of Borrower, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of Borrower held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, spare parts, repair parts, returned and repossessed goods, all raw materials, work-in-process, finished goods, catalysts and supplies used or consumed in Borrower's business, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing. The term "Inventory Collateral" shall include, without limitation, all Immuno Licensed Products owned by Borrower at any time or from time to time.

     "Landlord's Agreement" shall mean an agreement from the landlord of any Collateral Location pursuant to which such landlord has waived, released or subordinated in favor of Lender any rights it has in respect of the Collateral, to be substantially in the form of Exhibit "F" attached hereto (unless otherwise required or approved by Lender).

     "Lender" - See Preamble.

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     "Letter of Credit" shall have the mean given to such term in Section 2.1.2.

     "Lien" shall mean any deed to secure debt, deed of trust, mortgage or similar instrument, and any lien, security interest, preferential arrangement which has the practical effect of constituting a security interest, security title, pledge, charge, encumbrance or servitude of any kind, whether by consensual agreement or by operation of statute or other law, and whether voluntary or involuntary, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof.

     "Line of Credit" shall refer to the line of credit in the Maximum Amount opened by Lender in favor of Borrower pursuant to the provisions of Section 2.1.

     "Loan Documents" shall mean this Agreement, the Master Note, any IP Assignments, any financing statements covering portions of the Collateral, and any and all other documents, instruments, certificates and agreements executed and/or delivered by Borrower in connection herewith, or any one, more, or all of the foregoing, as the context shall require.

     "Lockbox Accounts" shall have the meaning given to such term in Section 2.3.4.

     "Logistics" shall mean Livingston Healthcare Services, Inc.; and its successors and assigns.

     "Logistics Contract" shall mean that certain Warehouse Services Agreement, dated on or about the Closing Date, made between Logistics and Borrower, pursuant to which Logistics shall provide certain warehousing and logistics services to Borrower over the Initial Term; as such contract may be modified, amended or extended from time to time.

     "Logistics Control" shall mean possession and control of Inventory Collateral by Logistics at one or more warehouses owned and/or operated by Logistics, all pursuant to the Logistics Contract.

     "Master Note" shall mean the master promissory note, dated of even date herewith, as amended or supplemented from time to time, in a principal amount equal to the maximum amount of the Line of Credit, evidencing Advances to be obtained by Borrower under the Line of Credit, together with any renewals or extensions thereof in whole or in part. The Master Note shall be substantially in the form of Exhibit "G".

     "Material Adverse Change" shall mean any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, representing a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any of the Loan Documents or the ability of the Borrower to perform its obligations under any of the Loan Documents, or (c) the legality, validity or enforceability of any of the Loan Documents.

     "Materiality Threshold" shall mean Two Hundred Thousand Dollars ($200,000).

     "Maximum Amount" shall mean the maximum amount which is available for borrowing under the Line of Credit (determined without regard to the Borrowing Base Requirement), which, as of the Closing Date, is equal to Six Million Dollars ($6,000,000).

     "Note" shall mean any instrument at any time evidencing all or any portion of any Obligations, including, particularly, the Master Note.

     "Notice of Borrowing" shall mean a notice of intended Borrowing, executed by a duly authorized officer of Borrower, in substantially the form of Exhibit "H".

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     "Obligations" shall mean any and all Debts of Borrower to Lender (or any
Affiliate of Lender), including, without limiting the generality of the foregoing, any Debt of Borrower to Lender (or any Affiliate of Lender) under any loan made to Borrower by Lender prior to the date hereof and any and all extensions or renewals thereof in whole or in part; any Debt of Borrower to Lender arising hereunder or as a result hereof, whether evidenced by any Note, or constituting Advances, the Special Advance or otherwise, including all Reimbursement Obligations, and any and all extensions or renewals thereof in whole or in part; any Debt of Borrower to Lender (or any Affiliate of Lender) under any later or future advances or loans made by Lender (or any Affiliate of Lender) to Borrower, and any and all extensions or renewals thereof in whole or in part; and any and all future or additional Debts of Borrower to Lender (or any Affiliate of Lender) whatsoever and in any event, whether existing as of the date hereof or hereafter arising, whether arising under a loan, lease, credit card arrangement, line of credit, letter of credit or other type of financing, whether initiated, assumed or acquired by Lender, and whether direct, indirect, absolute or contingent, as maker, endorser, guarantor, surety or otherwise, howsoever evidenced.

     "Organization Documents" shall mean the formation and governing documents of a Person, as applicable. In the case of (i) a corporation, the foregoing shall include its charter and bylaws; (ii) a partnership, the foregoing shall include its partnership agreement; and (iii) a limited liability company, the foregoing shall include its operating agreement.

     "Parent" shall mean Haemacure Corporation (Canada), a Canadian corporation and sole shareholder of Borrower.

     "Parent Debt" shall mean all Debt of Borrower to Parent existing on, or subsequent to, the Closing Date.

     "Permitted Encumbrances" shall mean: (i) Liens for taxes not yet due and payable or being actively contested as permitted by this Agreement, but only if such Liens do not adversely affect Lender's rights or the priority of Lender's security interest in the Collateral; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, payment for which is not yet due or which are being actively contested in good faith and by appropriate, lawful proceedings, but only if such liens are and remain junior to liens granted in favor of Lender; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom Borrower has a banker-customer relationship; (vi) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (vii) Liens in favor of Lender; and (viii) Liens granted by Borrower or any Subsidiary to vendors or financiers of capital assets to secure the payment of Purchase Money Debt so long as (A) such Debt is permitted to be incurred hereunder, (B) such Liens extend only to the specific assets so purchased, secure only such deferred payment obligation and related interest, fees and charges and no other Debt, and (C) such Liens are promptly released upon the payment in full of such Debt.

     "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, joint stock company, trust, governmental unit or other entity.

     "Prime Rate" shall mean the interest rate published under the "Money Rates" section of The Wall Street Journal (on each day on which it is published) as the "prime rate" on such day, as such rate may change from time to time; provided, however, that if The Wall Street Journal shall cease to publish such rate (or itself to be published); then, the "Prime Rate" shall be the highest among the prime or base rates then publicly announced by Bank of America, N.A., Chase Manhattan Bank and First Union National Bank (or their respective successors-in-interest).

     "Purchase Money Debt" shall mean Debt incurred by Borrower or any Subsidiary in connection with the acquisition of capital assets for the cost thereof (including any for the deferred payment of any purchase price).

     "Reimbursement Obligations" has the meaning given to such term in Section 2.1.2.

     "Special Advance" shall mean the special advance made pursuant to Section
2.1.3 on the Closing Date.

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     "Subordinated Debt" shall mean the Parent Debt, to the extent subordinated to the Obligations pursuant to the Subordination Agreement.

     "Subordination Agreement" shall mean an agreement between or among Borrower, Lender and Parent pursuant to which Parent shall agree to subordinate the Parent Debt of Borrower owing to it to the Obligations. Unless otherwise accepted or approved in writing by Lender, such Subordination Agreement shall be substantially in the form of Exhibit "I".

     "Subsidiary" shall mean any corporation, partnership, business association or other entity (including any Subsidiary of any of the foregoing) of which Borrower owns, directly or indirectly through one or more Subsidiaries, fifty percent (50%) or more of the capital stock or other Equity Interest having ordinary power for the election of directors or others performing similar functions.

     "Telephone Instruction Letter" shall mean a letter, dated the Closing Date, issued by a duly authorized officer of Borrower, in substantially the form of Exhibit "J".

     "Termination Date" shall mean the earliest to occur of the following dates:
(i) that date on which, pursuant hereto, Lender terminates the Line of Credit (or the Line of Credit is deemed automatically terminated) subsequent to the occurrence of an Event of Default; (ii) the last day of the Initial Term; or
(iii) such later date as to which Lender and Borrower may agree in writing from time to time hereafter, but not later than sixty (60) days prior to any scheduled Termination Date.

     "UCC" shall mean the Uniform Commercial Code of Georgia, as in effect from time to time.

     1.2. Use of Defined Terms. All terms defined in this Agreement and the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

     1.3. Accounting Terms. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP.

     1.4. UCC Terms. Any terms defined in Articles 8 or 9 of the UCC, including "accounts", "chattel paper", "instruments", "general intangibles", "payment intangibles," "inventory," "equipment," "fixtures" and "securities" shall have the same meanings given to such terms thereunder as and when used in the Loan Documents.

     2.   THE FINANCING.

          2.1. Extensions of Credit

          2.1.1. Line of Credit. On the Closing Date, subject to fulfillment of all conditions precedent set forth herein, Lender agrees to open the Line of Credit in favor of Borrower so that, during the period from the Closing Date to, but not including, the Termination Date, so long as there is not in existence any Default Condition or Event of Default and the requested Borrowing, if made, will not cause a Default Condition or Event of Default to exist, Borrower may borrow and repay and reborrow Advances under the Line of Credit; subject, however, to the requirement that at no time shall the aggregate principal amount of outstanding Advances under the Line of Credit exceed the lesser of: (A) the Maximum Amount or (B) the Borrowing Base (such requirements being generally referred to herein as the "Borrowing Base Requirement"); and subject, further, to the requirement that if, at any time hereafter, the Borrowing Base Requirement is not satisfied, Borrower will immediately repay the then principal balance of the Master Note by that amount necessary to satisfy the Borrowing Base Requirement; provided, however, that, notwithstanding the foregoing, if Borrower's failure to meet the Borrowing Base Requirement occurs at any one time hereafter by the action of Lender, taken at such time, in reducing the amount of "Eligible Accounts" pursuant to clause (xv) of the definition thereof or reducing the amount of "Eligible Inventory" pursuant to clause (x) of the definition thereof (or reducing both such amounts simultaneously), then, Borrower shall have ten (10) days from the date such reduction(s) become effective within which to cause compliance with the Borrowing Base Requirement. All proceeds so obtained under the Line of Credit may be used by Borrower for working capital in such manner as Borrower may elect in the ordinary course of its business operations. The Debt arising from

Advances made to or on behalf of Borrower under the Line of Credit shall be evidenced by the Master Note, which shall be executed by Borrower and delivered to Lender on the Closing Date. The outstanding principal amount of the Master Note may fluctuate from time to time, but shall be due and payable in full on the Termination Date, and shall bear interest from the date of each disbursement of principal until paid in full at the Applicable Rate, payable in the manner described in Section 2.2.1. Borrower may request Advances under the Line of Credit by giving to Lender a Notice of Borrowing not later than 11:00 a.m. (Atlanta, Georgia time) on the date of the requested Advance; provided, however, that, in accordance with the Telephone Instruction Letter, Borrower may provide such instructions by telephone, provided that any such telephone request shall be confirmed in writing, if requested by Lender, not later than the Business Day following the disbursement of the requested Advance. The Line of Credit shall terminate on the Termination Date, but may be terminated earlier by Borrower, upon its giving at least ten (10) days advance written notice to Lender, subject, however, to Borrower's payment of any early termination fee then due (if so specified in Section 2.2.2).

          2.1.2. Letters of Credit. Borrower has proposed that the Line of Credit be utilized from time to time, at Borrower's request, to support the issuance of one or more letters of credit for the account of Borrower (each, a "Letter of Credit," and, collectively, "Letters of Credit"), either by Lender's making (or joining with Borrower in making) application to the issuer(s) of such Letters of Credit (the "Issuers" or an "Issuer") therefor, or otherwise by Lender's issuance of a risk participation or similar agreement in favor of the Issuer(s) in regard thereto (the foregoing herein called, generally, a "Risk Participation Arrangement"). Lender has agreed to such proposal, subject, however, to the following terms, covenants and conditions:

               (a) Notice. Borrower shall give Lender at least five (5) Business Days advance written notice of Borrower's request that Lender enter into a Risk Participation Arrangement (a "Risk Participation Request") specifying the face amount of the underlying Letter of Credit, its issuer, its expiry date, its beneficiary and its purpose; e.g., whether "commercial" or "standby."

               (b) Acceptance of Risk Participation. Lender may accept or reject any Risk Participation Request. Without limitation of the foregoing, no Risk Participation Request will be accepted if: any Default Condition or Event of Default then exists; the face amount of the Letter of Credit specified in the Risk Participation Request, when added to all Advances then outstanding, would cause the Margin Requirement to be exceeded; the expiry date of the Letter of Credit specified in the Risk Participation Request exceeds the earlier of: (i) one (1) year, or (ii) the Termination Date; the face amount of the Letter of Credit specified in the Risk Participation Request, when aggregated with the face amounts of all Letters of Credit for which Risk Participation Arrangements are then outstanding, such dollar amount as Lender may establish or accept from time to time as an absolute limit on Letters of Credit issued pursuant hereto; the Issuer has not been selected by, or approved by, Lender; or Lender and the Issuer are unable to reach agreement on the terms of the underlying Risk Participation Arrangement.

               (c) Accepted Risk Participations. Once Lender has entered into any Risk Participation Arrangement with respect to a Letter of Credit, then: pending its expiry, the amount available for drawing under each Letter of Credit shall be deemed an outstanding Advance for purposes of determining Borrower's ongoing compliance with the Borrowing Base Requirement; i.e., the amount thereof shall be charged against the Line of Credit; and if Lender remits any payment to the Issuer in respect of such Letter of Credit, whether upon a drawing therefor, in settlement thereof or otherwise, the full amount of such payment shall be automatically charged as an Advance (whether or not an Event of Default then exists or would be caused thereby); and Lender shall reimburse itself from the proceeds thereof; or, if such Advance cannot be made; i.e., if the Line of Credit already has terminated, then, Borrower shall, on demand from Lender, reimburse Lender for the full amount of such payment (the foregoing herein called Borrower's "Reimbursement Obligations").

               (d) Reimbursement Obligations. Borrower's Reimbursement Obligations arising from time to time hereunder shall: be continuing, absolute and unconditional; constitute part of the Obligations and be secured by all Collateral; if not paid in full when due, either by the making of an Advance or otherwise, bear interest until fully paid at the Default Rate; and survive termination of the Line of Credit.

               (e) Cash Imposts. If any Default Condition or Event of Default exists at any time while any such Risk Participation Arrangement is in effect, Lender may require that cash equal in amount to 110% of the undrawn amount of each underlying Letter of Credit be posted with Lender by Borrower as additional Collateral for the payment of Borrower's Reimbursement Obligations in regard thereto; or, if Lender is then or thereafter enforcing its rights and remedies respecting Collateral, Lender may reserve from the proceeds thereof such cash in order to assure that the Reimbursement Obligations then outstanding shall be paid when due.

               (f) Indemnity. Borrower shall indemnify and save Lender and hold Lender harmless from any loss, damage, cost or expense which Lender incurs in entering into, or performing under, any Risk Participation Arrangement.

          2.1.3. Special Advance. On the Closing Date, subject to fulfillment of all conditions precedent set forth herein, Lender shall make a one-time special advance, equal in principal amount to Two Hundred Thousand Dollars ($200,000) to Borrower (the "Special Advance"), the entire proceeds of which shall be disbursed to Borrower on the Closing Date and be used to pay an early termination fee or charge to the Existing Lender in connection with the refinancing of the Debt due it on the Closing Date. The Special Advance shall be repaid in thirty-six (36) installments of Five Thousand Five Hundred Fifty-Five Dollars ($5,555) per month, beginning on December 1, 2001, and continuing on the first day of each succeeding calendar month (except that the last such installment shall be in that amount necessary to pay in full the Special Advance), and shall be subject to earlier, mandatory prepayment, in full, upon any acceleration of the maturities of the Obligations pursuant to Section 9.1. The Special Advance shall bear interest until paid in full at an interest equal to the Applicable Rate, due and payable monthly in arrears, beginning on December 1, 2001, and continuing on the same day of each succeeding calendar month (for the preceding calendar month). All payments of principal of and accrued interest on the Special Advance shall be charged as Advances, as and when the same become due and payable, whether or not the Borrowing Base Requirement is violated as a result thereof, and Lender shall pay itself from the proceeds of such Advance. The Debt represented by the Special Advance shall not be evidenced by a promissory note, initially; but, at its option, Lender may require hereafter that a promissory note be issued in regard thereto by Borrower to evidence the Debt then represented thereby.

          2.2. Interest and Other Charges.

          2.2.1. Interest. Lender and Borrower agree that the interest rate payable on the Borrowings shall be determined and paid as follows:

               (a) Line of Credit. Outstanding Advances under the Line of Credit shall bear interest at the Applicable Rate.

               (b) Payment of Interest. Accrued interest on Borrowings shall be due and payable monthly in arrears, on the first day of each calendar month, for the preceding calendar month (or portion thereof), commencing on the first day of the first calendar month following the Closing Date; and after maturity, on demand.

               (c) Calculation of Interest and Fees. Interest on the Special Advances, any Borrowings and any fees described in Section 2.2.2 computed on a per annum basis shall be calculated on the basis of a 360-day year and actual days elapsed. The Applicable Rate shall change with each change in the Prime Rate, as determined by Lender, effective as of the opening of business on the Business Day of such change.

               (d) Charging of Interest and Costs. Accrued and unpaid interest on any Borrowings, any outstanding fees described in Section 2.2.2 and any reimbursable costs and expenses specified in Section 10.6, may, when due and payable, be paid, at Lender's option (without any obligation to do so), by Lender's charging the Line of Credit for an Advance in the amount thereof; but Borrower shall be and remain responsible for the payment of such sums to the extent not so paid by Lender.

          2.2.2. Fees. In addition to the payment of interest at the Applicable Rate and the charging of Letter of Credit pursuant to Section 2.1.2, Borrower shall also be obligated to pay Lender all fees and charges specified below:

               (a) Loan Origination Fee. A loan origination fee, equal in amount to Sixty Thousand Dollars ($60,000), which shall be fully earned as of, and due and payable on, the Closing Date.

               (b) Non-Usage Fee. Monthly, on the first day of each calendar month, commencing on the first of such dates following the Closing Date, Borrower shall pay to Lender a fee equal to (x) 20/100ths of one percent (.20%) per annum, times (y) the difference between (A) the Maximum Amount, and (B) the aggregate amount of outstanding Advances, determined on a daily average basis for the immediately preceding calendar month (or portion thereof, as the case may be).

               (c) Early Termination Fee. If this Agreement is terminated prior to the Termination Date, there shall be due and payable to Lender upon such termination occurring, as liquidated damages for the loss of its bargain and not as a penalty, a sum equal to the product of (i) the Maximum Amount, multiplied by (ii) a percentage, equal to (A) two percent (2%), if the early termination occurs on or before the first anniversary of the Closing Date, and (B) one percent (1%), if the early termination occurs after the anniversary of the Closing Date, but on or before the second anniversary of the Closing Date; and
(C) one-half of one percent (1/2%), if the early termination occurs after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date. Notwithstanding the foregoing, however, if an early termination occurs as a result of an Event of Default in respect of Section 8.14, then, the termination fee percentage shall be three percent (3%), regardless of date of occurrence.

               (d) Audit Fees. With respect to field audits conducted by Lender pursuant to Section 10.3, based on a ninety (90) day audit cycle (which may be increased, in Lender's discretion, whenever an Event of Default exists), Borrower shall reimburse Lender on demand the sum of $750.00 per day plus out-of-pocket expenses.

               (e) Miscellaneous Fees. Borrower shall also reimburse Lender for returned item fees and bank service charges levied by any financial institution on Lender in connection with remittances made or received in furtherance hereof, plus handling fees. Wire transfer fees incurred by Lender in such regards shall also be reimbursed plus handling fees.

               (f) Letter of Credit Fees. In consideration of Lender's entry into each Risk Participation Arrangement, Borrower shall pay to Lender during the tenor thereof a fee equal to the product of the Applicable Margin times the daily average amount available for drawing under each Letter of Credit, determined and payable monthly in arrears on the first day of each calendar month, for the preceding calendar month. This fee shall be in addition to any fees or charges which Lender pays to the Issuer in respect of such Letter of Credit, which also shall be reimbursed to Lender by Borrower, upon demand.

          2.2.3. Usury Savings Provisions. Lender and Borrower hereby further agree that the only charge imposed by Lender upon Borrower for the use of money in connection herewith is and shall be interest at the Applicable Rate, and that all other charges imposed by Lender upon Borrower in connection herewith, are and shall be deemed to be charges made to compensate Lender for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with making credit available to Borrower hereunder, and shall under no circumstances be deemed to be charges for the use of money. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lender shall promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

          2.3. General Provisions as to Payments.

          2.3.1. Method of Payment. Unless and except to the extent otherwise approved in writing by Lender from time to time, payments of interest, fees and principal pursuant to this Agreement must be received by Lender at an account designated by Lender for such purpose no later than 11:00 a.m. (Atlanta, Georgia time) on the date when due, in federal or other funds immediately available to Lender in Atlanta, Georgia.

          2.3.2. Application of Payment. Except as otherwise expressly set forth herein, all payments received by Lender hereunder shall be applied, in accordance with the then current billing statement applicable to the Borrowing, first to accrued interest, then to fees, and then to principal due. Any remaining funds shall be applied to the further reduction of principal. Notwithstanding the foregoing, upon the occurrence of a Default Condition or Event of Default, payments shall be applied to the Obligations in such order as Lender, in its sole discretion, may elect.

          2.3.3. Crediting of Payments. The receipt of any item of payment by Lender shall be applied to reduce the Obligations, as provided in Section 2.3.2, but, for purposes of computing interest charges hereunder, each such item of payment shall be deemed paid and applied the number of Business Days after actual receipt thereof specified as Collection Days in Section 1.1.

          2.3.4. Collections. Effective on the Closing Date, Borrower shall have established, and thereafter Borrower shall maintain, with one or more banks acceptable to Lender ("Clearing Banks"), lockbox accounts into which all proceeds of Collateral, including, particularly, payments on Accounts Receivable Collateral, shall be remitted ("Lockbox Accounts"). Lockbox Accounts may be in Borrower's name, but if so, Borrower, Clearing Bank and Lender must have entered into a tri-party agreement, to be substantially in the form of Exhibit "L" unless otherwise required or approved by Lender (a "Blocked Account Agreement") pursuant to which, among other things, said Clearing Bank shall agree to remit all collected funds in its Lockbox Account directly to Lender for application to the Obligations as prescribed below. All collected funds deposited into a Lockbox Account shall be remitted on a daily basis directly to Lender for application to Lender as provided in Section 2.3.2. The foregoing shall be in addition to, and not in limitation of, Lender's rights to collect Accounts Receivable Collateral directly pursuant after and Event of Default has occurred and while it is continuing, as provided hereinbelow.

          3. SECURITY INTEREST.

          3.1. Grant of Security Interest. As security for the payment of all Obligations, Borrower hereby grants to Lender a continuing, general lien upon and security interest and security title in and to the following described property, or interests in property, of Borrower, wherever located, whether now existing or hereafter acquired or arising (herein collectively called the "Collateral"), namely: (a) the Accounts Receivable Collateral; (b) the Inventory Collateral; (c) the Equipment Collateral; (d) the Balances Collateral; (e) the Intangibles Collateral; and (f) all products and/or proceeds of any and all of the foregoing, including, without limitation, insurance proceeds.

          3.2. Representations, Warranties and Covenants Applicable to Collateral. Borrower represents, warrants and covenants that:

          3.2.1. Good Title. Borrower has marketable title to the Collateral, free and clear of all Liens, other than any Permitted Encumbrances.

          3.2.2. Right to Pledge. Borrower has full right, power and authority to grant to Lender a security interest in the Collateral on the terms set forth herein, and the grant of such security interest shall not result in Borrower being in default of any other Debt or require Borrower to grant a Lien on any Collateral to the holder of any such Debt.

          3.2.3. Sale of Collateral. Borrower will not sell, lease, exchange, or otherwise dispose of any of the Collateral without the prior written consent of Lender, except that: (i) Borrower may sell portions of its inventory in the ordinary course of business for cash, or on open account or on other terms of payment ordinarily extended to its customers (but any bulk sales thereof shall be prohibited) and (ii) Borrower may sell, exchange or otherwise dispose of portions of its equipment which are obsolete, worn-out or unsuitable for continued use by Borrower if such equipment is replaced promptly upon its disposition with equipment constituting equipment having a market value equal to or greater than the equipment so disposed of and in which Lender shall obtain and have a first priority security interest pursuant hereto or, in any event grant a Lien or permit a Lien to exist thereon, except for a Permitted Encumbrance. Upon the sale, exchange or other disposition of any Collateral permitted to be sold hereunder, the security interest and lien created and provided for herein, without break in continuity and without further formality or act, shall continue in and attach to any proceeds thereof, including, without limitation, accounts, contract rights, shipping documents, documents of title, bills of lading, warehouse receipts, dock warrants, dock receipts and cash or noncash proceeds, and in the event of any unauthorized sale or other disposition, shall continue in the Collateral itself.

          3.2.4. Insurance. Borrower will obtain and maintain insurance on that portion of the Collateral consisting of tangible property with such companies, in such amounts and against such risks as Lender may reasonably request, with loss payable to Lender as its interests may appear. Such insurance shall not be cancellable by Borrower, unless with the prior written consent of Lender, or by Borrower's insurer, unless with at least thirty (30) days (or any lesser number of days otherwise approved by Lender) advance written notice to Lender. In addition, Borrower shall cause its insurer to provide Lender with at least thirty (30) days advance written notice prior to insurer's nonrenewal of such insurance. Borrower shall provide to Lender a copy of each such policy. All proceeds received by Lender as loss payee of any such insurance shall be applied to the Obligations, unless otherwise approved by Lender. Borrower shall file with Lender on the Closing Date and annually thereafter a detailed list of such insurance as then in effect, certified by Borrower's insurer, together with copies of all policies of such insurance (if requested by Lender). Within thirty
(30) days after being requested by Lender to do so, Borrower will obtain such additional insurance (or increase its existing coverage) as Lender may request (but not more frequently than annually, unless an Event of Default then exists).

          3.2.5. Location. As of the Closing Date, the Collateral is situated only at one or more of the Collateral Locations, and Borrower covenants with Lender not to locate the Collateral at any location other than a Collateral Location without giving at least thirty (30) days prior written notice to Lender.

          3.2.6. Preservation. Hereafter, Borrower will take all commercially reasonable measures to, maintain, protect and preserve the Collateral.

     4. GENERAL REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender (which representations and warranties, together with any other representations and warranties of Borrower contained elsewhere in this Agreement, shall be deemed to be renewed as of the date of each Advance), as set forth below:

          4.1. Existence and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of its Home State with its principal place of business, chief executive office and office where it keeps all of its books and records being located at the Executive Office, and Borrower is duly qualified to do business in each other state in which a Collateral Location is situated or wherein the conduct of its business or the ownership of its property requires such qualification. Borrower has as its official name, as registered with the secretary of state of its Home State, the words first inscribed hereinabove as its name, and, except as may be described on the Borrower Information Schedule, has not done business under any other name within the five (5) years preceding the Closing Date.

          4.2. Authority; and Validity and Binding Effect. Borrower has the power to make, deliver and perform under the Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate action to authorize the execution, delivery and performance of the Loan Documents. This Agreement constitutes, and the remainder of the Loan Documents, as and when executed and delivered for value received, will constitute, the valid obligations of Borrower, legally binding upon it and enforceable against it in accordance with their respective terms.

          4.3. Incumbency and Authority of Signing Officers. Each undersigned officer of Borrower holds the office specified hereinbelow and, in such capacity, is duly authorized and empowered to execute, attest and deliver this Agreement and the remainder of the Loan Documents for and on behalf of Borrower, and to bind Borrower accordingly thereby.

          4.4. No Material Litigation. On the Closing Date, except as may be set forth on the Borrower Information Schedule, there are no legal proceedings pending (or, so far as Borrower knows, threatened), before any court or administrative agency which, if adversely determined, could reasonably be expected to result in a Material Adverse Change.

          4.5. Taxes. As of the Closing Date, Borrower has filed, or has obtained extensions for the filing of, or caused to be filed all tax returns required to be filed by it and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it.

          4.6. Capital. All Equity Interests of Borrower issued and outstanding on the Closing Date are validly and properly issued in accordance with all applicable laws. The Parent own all of the issued and outstanding Equity Interests of Borrower.

          4.7. Organization. The Organization Documents of Borrower are in full force and effect under the laws of the state of its Home State, and all amendments to the Organization Documents have been duly and properly made under and in accordance with all applicable laws.

          4.8. No Insolvency. After giving effect to the execution and delivery of the Loan Documents and the extension of any credit or other financial accommodations hereunder, Borrower will not be Insolvent.

          4.9. No Violations. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary organizational action on the part of Borrower and do not and will not require any consent or approval of the Parent or any other Person which has not been obtained prior to the date hereof; or violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of any Organization Documents of Borrower; or, except with respect to the Existing Lender Agreement, result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; and, except with respect to the Existing Lender Agreement, Borrower is not in default under any such indenture, agreement, lease or instrument or, to its knowledge, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award.

          4.10. Financial Statements. The financial statements of Borrower and its Consolidated Subsidiaries (if any) for its most recently completed Fiscal Year and for that portion of its current Fiscal Year ended with that Fiscal Month ended closest to the Closing Date for which financial statements have been prepared, including balance sheet, income statement and, if available, statement of changes in cash flow, copies of which heretofore have been furnished to Lender, are complete and accurately and fairly represent the financial condition of Borrower and its Consolidated Subsidiaries (if any), the results of its operations and the transactions in its equity accounts as of the dates and for the periods referred to therein, and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower or any such Consolidated Subsidiaries as of the date of such financial statements which are not reflected therein or in the notes thereto. No Material Adverse Change has occurred since the date of the balance sheet contained in the annual audited financial statement of Borrower described hereinabove.

          4.11. Compliance with Laws. Borrower is in compliance with all applicable laws, rules, regulations and orders of any governmental authority on the Closing Date, excepting the noncompliance with which would or could reasonably be expected to result in a Material Adverse Change. Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other, similar rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of its properties and assets; and Borrower is not in violation of any thereof. A complete and accurate list of all such patents, trademarks, service marks, trade names, copyrights, licenses and other, similar rights owned by Borrower in existence on the Closing Date is set forth on the Borrower Information Schedule attached hereto. Without limitation of the foregoing, (i) Borrower, as a wholly-owned Subsidiary of Parent, has full and complete access to, and right and authority to manufacture distribute products pursuant to, the Immuno License, and (ii) Lender, as secured party, having been granted a security interest by Borrower in the Immuno Licensed Products now or hereafter owned by

Borrower pursuant hereto, shall have the right to sell Immuno Licensed Products in furtherance of Section 9.3 hereof subsequent to an Event of Default occurring and acceleration of the maturities of the Obligations as a result thereof subject to compliance with any limitations on sale imposed under the FDA Approval.

          4.12. Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries except as may be described on the Borrower Information Schedule.

          4.13. Federal Taxpayer Identification Number. Borrower's federal taxpayer identification number is as indicated on the Borrower Information Schedule.

     5. AFFIRMATIVE COVENANTS. Borrower covenants to Lender that from and after the Closing Date, and so long as any amounts remain unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), Borrower will comply (and cause each Subsidiary to comply) with the affirmative covenants set forth below:

          5.1. Records Respecting Collateral. All records of Borrower and each Subsidiary with respect to the Collateral will be kept at its Executive Office and will not be removed from such address without the prior written consent of Lender.

          5.2. Further Assurances. Borrower shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Lender any instrument, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing which may be reasonably necessary to Lender to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to Lender, promptly after, but not later than ten (10) days after, Lender requests that Borrower do so. Borrower shall perform or cause to be performed such acts as Lender may request to establish and maintain for Lender a valid and perfected security interest in and security title to the Collateral, free and clear of any liens, encumbrances or security interests other than Permitted Encumbrances, promptly after, but not later than ten (10) days after, Lender requests that Borrower do so. Without limitation of the foregoing, in the case of any Intangibles Collateral consisting of patents or trademarks, or applications therefor, registered with the U.S. Patent and Trademark Offices ("USPTO") now or hereafter owned by Borrower, Borrower shall give Lender notice thereof and promptly thereafter, but not later than ten (10) days thereafter, execute and deliver to Lender collateral assignments thereof in form and substance sufficient for recordation at the USPTO (herein, "IP Assignments").

          5.3. Right to Inspect and Conduct Audits. Lender (or any Person or Persons designated by it) shall have the continuing right to call at the Executive Office or any Collateral Location at any time and, without hindrance or delay, inspect, audit, check and make extracts from Borrower's or any Subsidiary's books, records, journals, orders, receipts and any correspondence and other data relating to the Collateral, to Borrower's or any Subsidiary's business or to any other transactions between the parties hereto.

          5.4. Borrowing Base Certificates. On a weekly basis, as soon as practicable after, but not later than the second Business Day after, the end of each calendar week, or less frequently if approved by Lender from time to time, Borrower shall prepare and deliver to Lender a Borrowing Base Certificate with respect to satisfaction of the Borrowing Base Requirement as of the date of report submission, the statements in which, in each instance, shall be certified as to truth and accuracy by a duly authorized officer of Borrower.

          5.5. Collateral Status Certificates. Borrower shall, as soon as practicable, but in any event on or before ten (10) days after the end of each Fiscal Month, furnish or cause to be furnished to Lender a Collateral Status Certificate, certified by a duly authorized officer of Borrower, showing (i) the aggregate dollar value of the items comprising the Accounts Receivable Collateral and the age of each individual item thereof as of the last day of the preceding Fiscal Month (segregating such items in such manner and to such degree as Lender may request), plus (ii) the type, dollar value and location of the Inventory Collateral as at the end of the preceding Fiscal Month, valued at the lower of its Booked Cost or market value, plus (iii) an accounts payable aging. Additionally, Lender may, from time to time, verify the individual account balances of any individual Account Debtors. Further, upon request from Lender, made at any time hereafter, and, in any event, with the above-described Collateral Status Certificate for the month of December in each year, Borrower shall furnish Lender with a then current Account Debtor name and address list.

          5.6. Periodic Financial Statements. Borrower shall, as soon as practicable, and in any event within thirty (30) days after the end of each Fiscal Month, furnish to Lender unaudited consolidating financial statements of Parent and Borrower, including balance sheets, income statements and statements of cash flow, for the Fiscal Month ended, and for the Fiscal Year to date. All such financial statements shall be certified by a duly authorized officer of Parent to present fairly the financial position and results of operations of Parent and Borrower for the period involved in accordance with GAAP (but for the omission of footnotes and subject to year-end audit adjustments).

          5.7. Annual Financial Statements Borrower shall, as soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, furnish to Lender the annual audit report of Parent and its Consolidated Subsidiaries, certified without material qualification by independent certified public accountants selected by Parent, and prepared in accordance with GAAP, together with relevant financial statements of Parent and its Consolidated Subsidiaries for the Fiscal Year then ended, on a consolidated and an unaudited consolidating basis. Borrower shall cause said accountants to furnish Lender with a statement that in making their examination of such financial statements, they obtained no knowledge of any Event of Default or Default Condition which pertains to accounting matters relating to this Agreement or the Notes, or, in lieu thereof, a statement specifying the nature and period of existence of any such Event of Default or Default Condition disclosed by their examination.

          5.8. Compliance Certificate. Borrower shall, on a monthly basis not later than thirty (30) days after the close of each of its first eleven Fiscal Months and not later than ninety (90) days after the close of its Fiscal Year, certify to Lender, in a Compliance Certificate, that no Event of Default and no Default Condition exists or has occurred, or, if an Event of Default or Default Condition exists, specifying the nature and period of existence thereof. Each such Compliance Certificate shall include a computation showing compliance with all financial covenants set forth in Article 7.

          5.9. Payment of Taxes. Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties attach thereto, unless and to the extent only that (i) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower, (ii) Borrower maintains reasonable reserves on its books therefor and (iii) the payment of such taxes does not result in a Lien upon any of the Collateral other than a Permitted Encumbrance.

          5.10. Change of Principal Place of Business, Etc. Borrower hereby understands and agrees that if, at time hereafter, Borrower or any Subsidiary elects to move its Executive Office, or if Borrower or any Subsidiary elects to change its name, identity or its organization structure, Borrower will notify Lender in writing at least thirty (30) days prior thereto and, at Lender's request, comply (or cause its Subsidiary to comply) with Section 5.2 hereof to the extent Lender determines that any new or additional actions need to be undertaken in regard thereto.

          5.11. Waivers. With respect to each of the Collateral Locations, Borrower will use its reasonable best efforts to obtain Landlord Agreement, to insure the priority of its security interest in that portion of the Collateral situated at such locations. Should Borrower be unable to obtain any such Landlord Agreements, Borrower understands that Lender may impose rent reserves on the Borrowing Base for each affected Collateral Location.

          5.12. Preservation of Existence. Borrower shall preserve and maintain (and cause its Subsidiaries to preserve and maintain) its organizational existence, rights, franchises and privileges in its Home State, and qualify and remain qualified to do business in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

          5.13. Compliance With Laws, Etc.. Borrower and each of its Subsidiaries shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would or could reasonably be expected to result in a Material Adverse Change. Without limiting the foregoing, each of Borrower and its Subsidiaries shall obtain and maintain all permits, licenses and other authorizations which are required under, and otherwise comply with, all federal, state, and local laws and regulations.

          5.14. Certain Required Notices. Promptly, upon its receipt of notice or knowledge thereof, but not later than ten (10) days thereafter, Borrower will report to Lender: (i) any lawsuit or administrative proceeding in which Borrower or any Subsidiary is a defendant which, if decided adversely to Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Change; or (ii) the existence and nature of any Default Condition or Event of Default;

          5.15. Immuno License. Borrower shall do (and cause Parent to do) all rights necessary or advisable to keep and maintain the Immuno License in full force and effect at all times hereafter in substantially the same form and substance as in effect on the Closing Date.

          5.16. Logistics Contract. Borrower shall do all things necessary or advisable to keep and maintain the Logistics Contract in full force and effect at all times hereafter in substantially the same force and substance as in effect on the Closing Date.

     6. NEGATIVE COVENANTS. Borrower covenants to Lender that from and after the Closing Date, and so long as any amount remains unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), Borrower will not do (and will not permit any Subsidiary to do), any of the things or acts set forth below, except with the prior written consent of
Lender:

          6.1. Encumbrances. Create, assume, or suffer to exist any Lien, except for Permitted Encumbrances.

          6.2. Debt. Incur, assume, or suffer to exist any Debt, except for: (i) Debt to Lender or any Affiliate of Lender; (ii) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (iii) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default or Default Condition under any other provision of this Agreement); (iv) deferred taxes; (v) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business; (vi) Purchase Money Debt; (vii) the Parent Debt; (viii) Debt to the Existing Lender under the Existing Lender Agreement being refinanced on the Closing Date; and
(ix) other Debt, not described in clauses (i) through (vi) above, existing on the Closing Date, and disclosed in writing to Lender on the Borrower Information Schedule.

          6.3. Contingent Liabilities. Guarantee, endorse, become surety with respect to or otherwise become directly or contingently liable for or in connection with the obligations of any other person, firm, or corporation, except for endorsements of negotiable instruments for collection in the ordinary course of business.

          6.4. Dividends. Declare or pay any dividends on, or make any distribution with respect to, its Equity Interests; except as set forth in
Section 7.4.

          6.5. Redemption. Purchase, redeem, or otherwise acquire for value of its Equity Interests.

          6.6. Investments. Make any investment in cash or by delivery of property to any Person, whether by acquisition of Equity Interests or Debt, or by loan, advance or capital contribution, or otherwise, in any Person or property of a Person (herein called, subject to the following exceptions, "Restricted Investments"), except for: (i) assets acquired from time to time in the ordinary course of business; (ii) current assets arising from the sale of goods or the provision of services in the ordinary course of business; (iii) loans or advances made to employees of Borrower for salary, commissions, travel or the like, made in the ordinary course of business not to exceed, in aggregate amount, the Materiality Threshold; (iv) other investments not to exceed, in aggregate amount, the Materiality Threshold; and (v) as set forth in Section 7.4.

          6.7. Mergers. Dissolve or otherwise terminate its organizational status; or enter into any merger, reorganization or consolidation; or make any substantial change in the basic type of business conducted by Borrower and its Subsidiaries, as of the Closing Date.

          6.8. Business Locations. Transfer Executive Office, or open new Collateral Locations, except upon at least thirty (30) days prior written notice to Lender and after the delivery to Lender of financing statements, if required by Lender, in form satisfactory to Lender, to perfect or continue the perfection of Lender's Lien thereon.

          6.9. Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be expected to be obtained in a comparable arm's length transaction with a Person not an Affiliate. Without limiting the generality of the foregoing, Borrower shall not enter into any "transfer pricing" or similar arrangements with any Affiliate, except that Parent and Borrower may enter into "transfer pricing" arrangements, subject to the limitation set forth in Section 7.4.

          6.10. Subsidiaries. Create any Subsidiary or divest itself of any assets exceeding the Materiality Threshold by transferring them to any Subsidiary which exists on the Closing Date or is hereafter created with Lender's consent.

          6.11. Fiscal Year. Change its Fiscal Year, or permit any Subsidiary to have a fiscal year different from the Fiscal Year of Borrower.

          6.12. Disposition of Assets. Sell, lease or otherwise dispose of any of the Collateral, including any disposition of property as part of a sale and leaseback transaction, to or in favor of any Person, except as otherwise expressly permitted, as to certain Collateral, in Article 3.

          6.13. Federal Taxpayer Identification Number. Change or permit any Subsidiary to change its federal taxpayer identification number without prior written notice to Lender.

          6.14. Subordinated Debt. Pay any Subordinated Debt except to the extent expressly provided in the Subordination Agreement or as Lender otherwise may consent from time to time.

          6.15. Restrictions or Subsidiaries Enter into or assume any agreement (other than the Loan Documents) prohibiting or otherwise restricting (i) the creation or assumption of any Lien upon its or any Subsidiaries' properties, or
(ii) the ability of any Subsidiary to pay dividends or make other distributions or transfers to Borrower.

          6.16. Different Business. Engage in any business other than a business relating to biotechnology.

          6.17. Commingled Funds. Commingle any cash funds of Borrower and its Subsidiaries with any cash funds of the Principal or any Shareholders

     7. FINANCIAL COVENANTS. Borrower covenants to Lender that, from and after the Closing Date and so long as any amount remains on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), it will comply with the financial covenants set forth below.

          7.1. Minimum Tangible Net Worth. Borrower shall cause Parent to maintain a minimum Tangible Net Worth of at least CDN $7,500,000 at all times. As used herein, "Tangible Net Worth" shall mean Parent's book net worth, determined on a consolidated basis for Parent and its Consolidated Subsidiaries, including, specifically, Borrower, in accordance with GAAP, with inventory calculated on a FIFO basis, but minus all assets of Parent and such Subsidiaries constituting (i) goodwill, patents, copyrights, trademarks, trade names and other intangible assets, other than intangible assets relating to the Immuno License (ii) write-ups of assets, (iii) unamortized debt discount and expense, and (iv) deferred charges, plus any other Debts owing to such Person from any shareholders, officers or directors of such Person, or from any Affiliates or Subsidiaries of such Person. For purposes hereof, any minority interest in any Subsidiary shown on Parent's balance sheet shall be excluded from its net worth and be included in its total liabilities.

          7.2. Capital Expenditures. Borrower shall not make Capital Expenditures which exceed, in any Fiscal year, Two Hundred Fifty Thousand Dollars ($250,000). As used herein, "Capital Expenditures" shall mean all expenditures made in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, having a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases. "Capital Leases" shall mean any leases of Property than, in accordance with GAAP, should be reflected as liabilities on the balance sheet of Borrower.

          7.3. EBITDA. Borrower shall not permit the "EBITDA" (as hereafter defined), measured for Parent and its Consolidated Subsidiaries in Dollars on a trailing four (4) Fiscal Quarters' basis (except that, (i) for the Fiscal Quarter ending April 30, 2002, "EBITDA" shall be measured on a trailing two (2) Fiscal Quarters' basis, and (ii) for the Fiscal Quarter ending July 31, 2002, "EBITDA" shall be measured on a trailing three (3) Fiscal Quarters' basis, beginning with the Fiscal Quarter of Parent ending April 30, 2002, and continuing on a quarterly basis thereafter, to be less than (or, if a negative (-) number is denoted below, to exceed) the dollar amounts prescribed below opposite the corresponding Fiscal Quarter end date:

               Fiscal Quarter Ending                    EBITDA
               ---------------------                    ------
                 4/30/02                            - $1,411,000
                 7/31/02                            - $2,332,000
                 10/31/02                           - $3,167,000
                 1/31/03                            - $3,058,000
                 4/30/03                            - $2,863,000
                 7/31/03                            - $1,841,000
                 10/31/03 and thereafter              - $691,000

     As used herein, "EBITDA" for Parent and its Consolidated Subsidiaries shall mean the Dollar equivalent of Canadian dollars (using currency exchange rates published in The Wall Street Journal as of each Fiscal Quarter end, or the next closest day on which such newspaper is published), of the net income of the Parent and its Consolidated Subsidiaries, determined in accordance with GAAP, on a consolidated basis (but determined without regard to any extraordinary items of gain or loss) plus, to the extent deducted from revenues in determining net income for such period, all interest expenses, taxes, depreciation and amortization expense of the Parent and its Consolidated Subsidiaries.

          7.4. Upstreaming of Cash and Property. Borrower shall not, whether by dividend or distribution, loan, advance, capital contribution or other investment, "transfer pricing" or otherwise, make any payments to Parent, or at Parent's direction to any third Person on behalf of Parent, whether in cash or in other property of Borrower, including, without limitation, any in respect of the payment of interest or principal on any Subordinated Debt (the foregoing herein called "Upstream Payments"), except with the prior written consent of Lender; provided, however, that, notwithstanding the foregoing, during that period beginning with the Closing Date and ending on that date which is one hundred eighty (180) days after the Closing Date (the "Upstream End Date"), Borrower may make Upstream Payments to Parent, subject, however, to the following conditions precedent:

               (i) no Event of Default or Default Condition shall exist at the time any such Upstream Payment is made;

               (ii) "Excess Borrowing Availability" (defined as the amount (if any) by which (A) the lesser of (1) the Maximum Amount or (2) the Borrowing Base as then most recently reported to Lender exceeds (B) total outstanding Advances), both before and after the making of any such Upstream Payment, shall be at least One Hundred Thousand Dollars ($100,000);

               (iii) such Upstream Payments shall be made only for the purpose of reimbursing Parent for its actual operating expenses, not in excess of budgeted operating expenses, derived from a budget submitted to Lender before any such Upstream Payments are made;

               (iv) the aggregate amount of all such Upstream Payments (which, to the extent made in property, shall be computed at their fair market value at the time), made to Parent during the aforesaid period shall not exceed One Million Dollars ($1,000,000);

               (v) at the time any such Upstream Payment is made, but in any event not later than three (3) Business Days after the making of any such Upstream Payment, Borrower shall have submitted to Lender a certificate, executed by its chief financial officer, certifying the amount of such Upstream Payment made and Borrower's compliance with clauses (i) through
     (iv) above in regarding thereto; and

               (vi) subsequent to the Upstream End Date, no such Upstream Payments may be made by Borrower or received by Parent or any third Person at Parent's direction on behalf of Parent.

and, provided further, that, notwithstanding any term of this Section 7.4 to the contrary, the term "Upstream Payment" as used herein shall not include any payments made to third Person vendors by Borrower, on behalf of Parent, for goods actually delivered to Borrower or for services actually rendered to Borrower in respect of which Parent is (or was) the recipient of an invoice therefor by such vendors, instead of Borrower. In such cases, Parent may tender such invoices to Borrower, and Borrower may remit payment thereon directly to the vendor(s) named thereon, if and to the extent that Borrower has received the goods or services to which such invoices, in fact, relate, and Borrower's remittances shall not constitute an "Upstream Payment" hereunder.

     8. EVENTS OF DEFAULT. The occurrence of any events or conditions set forth below shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied:

          8.1. Obligations. Borrower shall fail to make any payment on any of its Obligations, when due, and such Default Condition shall continue unremedied for five (5) Business Days after receipt of notice thereof from lender.

          8.2. Misrepresentations. Any representations or warranties made herein or in any of the Loan Documents or in any Guaranty or in any certificate or statement furnished at any time hereunder or in connection with any of the Loan Documents or any Guaranty shall prove to have been untrue or misleading in any material respect when made or furnished.

          8.3. Certain Covenants. Borrower shall default in the observance or performance of any covenant or agreement contained in (i) Article 5, excepting Sections 5.9, 5.11, 5.13, 5.15 and 5.16 (which Sections shall be governed by
Section 8.4); (ii) Article 6, or (iii) Article 7.

          8.4. Other Covenants. Borrower, any Subsidiary or any Guarantor shall default in the observance or performance of any covenant or agreement contained herein, in any of the other Loan Documents or any Guaranty (other than default the performance or observance of which is dealt with specifically elsewhere in this Article 8) unless (i) with respect to this Agreement, such default is cured to Lender's satisfaction within ten (10) days after the sooner to occur of receipt of notice of such default from Lender or the date on which such default first becomes known to Borrower and (ii) with respect to any other Loan Document or Guaranty, such default is cured within any applicable grace, cure or notice and cure period contained therein or ten (10) days, whichever is the later.

          8.5. Other Debts. Borrower, any Subsidiary or any Guarantor shall default in connection with any agreement for Debt exceeding the Materiality Threshold with any creditor, including Lender, which automatically causes an acceleration in the maturity thereof or which entitles said creditor to accelerate the maturity thereof, and such creditor actually causes such acceleration of maturity to occur.

          8.6. Voluntary Bankruptcy. Borrower, any Subsidiary or any Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; Borrower, any Subsidiary or any Guarantor shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower, any Subsidiary or any Guarantor shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Borrower, any Subsidiary or any Guarantor for all or a substantial part of its property; Borrower, any Subsidiary or any Guarantor shall make an assignment for the benefit of creditors; or Borrower, any Subsidiary or any Guarantor shall be or become Insolvent; or Borrower, any Subsidiary or any Guarantor shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

          8.7. Involuntary Bankruptcy. There shall have been filed against Borrower, any Subsidiary or any Guarantor an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; Borrower, any Subsidiary or any Guarantor shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of Borrower, any Subsidiary or any Guarantor or for all or a substantial part of its property; or Borrower, any Subsidiary or any Guarantor shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Borrower, any Subsidiary or any Guarantor; or any motion, complaint or other pleading is filed in any bankruptcy case of any person or entity other than Borrower and such motion, complaint or pleading seeks the consolidation of Borrower's assets and liabilities with the assets and liabilities of such person or entity.

          8.8. Damage, Loss, Theft or Destruction of Collateral. There shall have occurred material uninsured damage to, or loss, theft or destruction of, any Collateral having a value, based on the lower of its depreciated cost or market value, exceeding the Materiality Threshold.

          8.9. Judgments. A final judgment or order for the payment of money is rendered against Borrower, any Subsidiary or any Guarantor in an amount exceeding the Materiality Threshold (exclusive of amounts covered by insurance) and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (y) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days.

          8.10. Disavowal of Certain Obligations. Any Person (other than Lender) party to a Guaranty or Subordination Agreement shall disavow its obligations thereunder; or any such Guaranty or Subordination Agreement is alleged to be, or determined by any governmental authority to be, invalid, unenforceable or otherwise not binding on any Person party thereto (other than Lender), in whole or in part.

          8.11. Material Adverse Change. There shall occur any Material Adverse Change.

          8.12. Change of Control, Etc. Either: (i) the Parent shall cease to Control Borrower or (ii) any Person or Persons not in Control of Parent on the Closing Date shall obtain Control of the Parent.

          8.13. Change in Management, Etc. Either: (i) Marc Paquin shall die, become incapacitated, cease to be a chief executive officer of Borrower or otherwise cease to be actively involved in the day-to-day executive management of Borrower, unless (A) Borrower employs or engages another individual with knowledge or experience reasonably sufficient to serve as interim chief executive officer of a corporation of similar size and type as Borrower within ten (10) days thereafter, and (B) Borrower employs or engages another individual with knowledge or experience reasonably sufficient to serve as chief executive officer of a corporation of similar size and type as Borrower within one hundred eighty (180) days thereafter; or (ii) Borrower shall fail to maintain generally executive management satisfactory to Lender having sufficient skill and experience in Borrower's industry to manage Borrower competently and efficiently.

          8.14. Immuno License/Licensed Products. If, for any reason, the Immuno License shall cease to be made available for use by Borrower on substantially the same terms as in use by Borrower on the Closing Date; or, in any event, either Borrower's or Lender's ability to sell or otherwise dispose of any Inventory Collateral consisting of Immuno Licensed Products shall be denied or materially impaired.

          8.15. Logistics Contract. If the Logistics Contract is terminated by Borrower other than in accordance with Section 1.3 of the Logistics Contract, or if Logistics terminates the Logistics Contract in accordance with Section 1.3 of the Logistics Contract.

     9. REMEDIES. Upon the occurrence or existence of any Event of Default, or at any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Lender of payment in full of all Obligations then outstanding in a form acceptable to Lender, Lender shall have all of the rights and remedies set forth below, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others; provided, however, that, in addition to the foregoing, if the Event of Default is in respect of Section 8.6 or 8.7, then, automatically, immediately upon such Event of Default occurring, without necessity of any further action on Lender's part, all commitments of Lender hereunder and under all other Loan Documents shall terminate, and all Obligations shall be immediately due and payable.

          9.1. Acceleration of the Obligations. Lender, at its option, may terminate all commitments of Lender hereunder and under all other Loan Documents, and declare all of the Obligations to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding. If any note of Borrower to Lender constituting Obligations, including, without limitation, any of the Notes, shall be a demand instrument, however, the recitation of the right of Lender to declare any and all Obligations to be immediately due and payable, whether such recitation is contained in such note or in this Agreement, as well as the recitation of the above events permitting Lender to declare all Obligations due and payable, shall not constitute an election by Lender to waive its right to demand payment under a demand at any time and in any event, as Lender in its discretion may deem appropriate. Thereafter, Lender, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default or a reinstatement of any commitments of Lender hereunder or under all other Loan Documents.

          9.2. Default. If Lender so elects, by further written notice to Borrower, Lender may increase the rate of interest charged on the Notes then outstanding for so long thereafter as the Event of Default giving rise thereto continues to exist as Lender further shall elect by an amount not to exceed the Default Rate.

          9.3. Remedies of a Secured Party. Lender shall thereupon have the rights and remedies of a secured party under the UCC in effect on the date thereof (regardless whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the right to take possession of any of the Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the Obligations in such order as Lender, in its sole discretion, may elect. Lender shall give Borrower written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower at least ten (10) days before such disposition. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Collateral shall include, in any event, reasonable attorneys' fees and other legally recoverable collection expenses, all of which shall constitute Obligations.

          9.4. Repossession of the Collateral. Lender may take the Collateral or any portion thereof into its possession, by such means (without breach of the peace) and through agents or otherwise as it may elect (and, in connection therewith, demand that Borrower assemble the Collateral at a place or places and in such manner as Lender shall prescribe), and sell, lease or otherwise dispose of the Collateral or any portion thereof in its then condition or following any commercially reasonable preparation or processing, which disposition may be by public or private proceedings, by one or more contracts, as a unit or in parcels, at any time and place and on any terms, so long as the same are commercially reasonable and Borrower hereby waives all rights which Borrower has or may have under applicable law to notice and to a judicial hearing prior to seizure of any Collateral by Lender.

          9.5. Direct Notification. Lender may, additionally, in its sole discretion, at any time that an Event of Default exists, direct Account Debtors to make payments on the Accounts Receivable Collateral, or portions thereof, directly to Lender, and the Account Debtors are hereby authorized and directed to do so by Borrower upon Lender's direction, and the funds so received shall be also deposited in the Collateral Reserve Account, or, at the election of Lender, upon its receipt thereof, be applied directly to repayment of the Obligations in such order as Lender, in its sole discretion, shall determine.

          9.6. Other Remedies. Unless and except to the extent expressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under the UCC, as amended from time to time, or any other statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by Borrower or any third party in favor of Lender, all of which may be exercised successively or concurrently.

     10.  MISCELLANEOUS

          10.1. Waiver. Each and every right granted to Lender under this Agreement, or any of the other Loan Documents, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default Condition or Event of Default shall constitute a waiver of any subsequent Default Condition or Event of Default.

          10.2. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

          10.3. Survival. All representations, warranties and covenants made herein and in the Loan Documents shall survive the execution and delivery hereof and thereof. The terms and provisions of this Agreement shall continue in full force and effect, notwithstanding the payment of one or more of the Notes or the termination of the Line of Credit, until all of the Obligations have been paid in full and Lender has terminated this Agreement in writing.

          10.4. Assignments. No assignment hereof or of any Loan Document shall be made by Borrower without the prior written consent of Lender. Lender may assign, or sell participations in, its right, title and interest herein and in the Loan Documents at any time hereafter without notice to or consent of Borrower.

          10.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

          10.6. Reimbursement. Borrower shall pay to Lender on demand all reasonable out-of-pocket costs and expenses that Lender pays or actually incurs in connection with the negotiation, preparation, consummation, amendment, modification, enforcement and termination of this Agreement and the other Loan Documents, including, without limitation: (a) fees and disbursements of legal counsel; (b) costs and expenses of lien and title searches insurance; (c) actual taxes, fees and other charges for recording any mortgages, filing any financing statements and continuations, and other actions to perfect, protect and continue the Lien of Lender in the Collateral; (d) sums paid or incurred to pay for any amount or to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; (e) costs of appraisals, inspections, field audits and verifications of the Collateral, including, without limitation, costs of travel, for inspections of the Collateral and Borrower's operations by Lender (subject, however, to the limitations set forth in Section 2.2.2(d)); (f) costs and expenses of preserving and protecting the Collateral; and (g) after an Event of Default, costs and expenses (including fees and disbursements of legal counsel) paid or incurred to obtain payment of the Obligations, enforce the Lender's Lien in any Collateral, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents or to defend any claim made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). Notwithstanding the foregoing, Borrower shall not be required to reimburse or pay Lender for any costs, fees and expenses incurred by Lender (including attorneys' fees) relating to the examination, review, documentation, syndication or closing of the transactions contemplated hereby, to the extent that the foregoing exceed $35,000 in the aggregate. The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid to Borrower. All of the foregoing costs and expenses may, in the discretion of Lender, be charged as Advances. Borrower will pay all expenses incurred by it in the transaction. In the event Borrower becomes a debtor under the Bankruptcy Code, Lender's secured claim in such case shall include interest on the Obligations and all fees, costs and charges provided for herein (including, without limitation, reasonable attorneys' fees actually incurred) all for the extent allowed by the Bankruptcy Code.

          10.7. Successors and Assigns. This Agreement and Loan Documents shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and thereto.

          10.8. Severability. If any provision this Agreement or of any of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of such Loan Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          10.9. Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when personally delivered or deposited in the mail, registered or certified mail, postage prepaid, addressed as follows: (i) for Lender, care of the address of Lender inscribed beneath its signature hereinbelow and (ii) for Borrower, care of the address set forth as its Executive Office on the Borrower Information Schedule (or to such other address as may be designated hereafter in writing by the respective parties hereto) except in cases where it is expressly provided herein or by applicable law that such notice, demand or request is not effective until received by the party to whom it is addressed.

          10.10. Entire Agreement: Amendments. This Agreement, together with the remaining Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any Loan Document may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

          10.11. Time of Essence. Time is of the essence in this Agreement and the other Loan Documents.

          10.12. Interpretation. No provision of this Agreement or any Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

          10.13. Lender Not a Joint Venturer. Neither this Agreement nor any Loan Document shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

          10.14. JURISDICTION. BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION, ALL AS LENDER MAY ELECT. BY EXECUTION OF THIS AGREEMENT, BORROWER HEREBY SUBMITS TO EACH SUCH JURISDICTION, HEREBY EXPRESSLY WAIVING WHATEVER RIGHTS MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE. NOTHING HEREIN SHALL AFFECT THE

RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED OR REQUIRED BY LAW.

          10.15. ACCEPTANCE. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, SHALL NOT BECOME EFFECTIVE UNLESS AND UNTIL DELIVERED TO LENDER AT ITS PRINCIPAL OFFICE IN ATLANTA, FULTON COUNTY, GEORGIA AND ACCEPTED IN WRITING BY LENDER AT SUCH OFFICE AS EVIDENCED BY ITS EXECUTION HEREOF (NOTICE OF WHICH DELIVERY AND ACCEPTANCE ARE HEREBY WAIVED BY BORROWER).

          10.16. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or any other day in which national banks within the State of Georgia are legally authorized to close, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes.

          10.17. Cure of Defaults by Lender. If, hereafter, Borrower defaults in the performance of any duty or obligation to Lender hereunder or under any Loan Document, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall be deemed to be advances against the Master Note, whether or not this creates an overadvance thereunder, and shall be payable in accordance with its terms.

          10.18. Attorney-in-Fact. Borrower hereby designates, appoints and empowers Lender irrevocably as its attorney-in-fact, effective during any time that an Event of Default exists, either in the name of Borrower or the name of Lender, at Borrower's cost and expense, (i) to do any and all actions which Lender may deem necessary or advisable to carry out the terms of this Agreement or any other Loan Document upon the failure, refusal or inability of Borrower to do so and (ii) to ask for, demand, sue for, collect, compromise, compound, receive, receipt for and give acquittances for any and all sums owing or which may become due upon any of the Collateral and, in connection therewith, to take any and all actions as Lender may deem necessary or desirable to realize upon any Collateral; and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender directly in connection therewith, except to the extent that such damages, expenses or liabilities arise directly from the gross negligence or willful misconduct of Lender.

          10.19. Sole Benefit. The rights and benefits set forth in this Agreement and the other Loan Documents are for the sole and exclusive benefit of the parties hereto and thereto and may be relied upon only by them.

          10.20. Indemnification. Borrower will hold Lender, its respective directors, officers, employees, agents, Affiliates, successors and assigns harmless from and indemnify Lender, its respective directors, officers, employees, agents, Affiliates, successors and assigns against, all loss, damages, costs and expenses (including, without limitation, reasonable attorney's fees, costs and expenses) actually incurred by any of the foregoing, whether direct, indirect or consequential, as a result of or arising from or relating to any "Proceedings" (as defined below) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, case or regulation, including, without limitation, any federal or state securities laws or under any common law or equitable case or otherwise, arising from or in connection with this Agreement, and any other of the transactions contemplated by this Agreement, except to the extent such losses, damages, costs or expenses are due to the willful misconduct or gross negligence of Lender. As used herein, "Proceedings" shall mean actions, suits or proceedings before any court, governmental or regulatory authority and shall include, particularly, but without limitation, any actions concerning environmental laws, regulations or rules. At the request of Lender, Borrower will indemnify any Person to whom Lender transfers or sells all or any portion of its interest in the Obligations or participations therein on terms substantially similar to the terms set forth above. Lender shall not be responsible or liable to any Person for consequential damages which may be alleged as a result of this Agreement or any of the transactions contemplated hereby. The obligations of Borrower under this Section shall survive the termination of this Agreement and payment of the Obligations.

          10.21. JURY TRIAL WAIVER. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, OBLIGATIONS OR THE COLLATERAL.

          10.22. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions divisions of or Exhibit to, another document or instrument. Wherever in this Agreement reference is made to any instrument, agreement or other document, including, without limitation, any of the Loan Documents, such reference shall be understood to mean and include any and all amendments thereto or modifications, restatements, renewals or extensions thereof. Wherever in this Agreement reference is made to any statute, such reference shall be understood to mean and include any and all amendments thereof and all regulations promulgated pursuant thereto. Whenever any matter set forth herein or in any Loan Document is to be consented to or be satisfactory to Lender, or is to be determined, calculated or approved by Lender, then, unless otherwise expressly set forth herein or in any such Loan Document, such consent, satisfaction, determination, calculation or approval shall be in Lender's sole discretion, exercised in good faith and, where required by law, in a commercially reasonable manner, and shall be conclusive absent manifest error.

          10.23. Publicity. Lender may post notice of this transaction in trade publications and other media, including through the use of "tombstones," and may include Borrower's name and other selected data about the transaction of a general nature.

     11. CONDITIONS PRECEDENT. Unless waived in writing by Lender at or prior to the execution and delivery of this Agreement, the conditions set forth below shall constitute express conditions precedent to any obligation of Lender hereunder.

          11.1. Secretary's Certificate. Receipt by Lender of a certificate from the Secretary (or Assistant Secretary) of Borrower, to be in form and substance substantially similar to the secretary's certificate set forth on Exhibit "M".

          11.2. Good Standing Certificates. Receipt by Lender of a certificate of good standing with respect to Borrower from the secretaries of state of the state of incorporation of Borrower and of any state in which a Collateral Location is situated, dated within thirty (30) days of the Closing Date.

          11.3. Loan Documents. Receipt by Lender of this Agreement and all other Loan Documents, each duly executed by Borrower in form and substance acceptable to Lender.

          11.4. Insurance. Receipt by Lender of a certificate respecting all insurance required to be maintained hereunder, together with appropriate loss payee and additional insured endorsements thereto, favoring Lender, all in form acceptable to Lender.

          11.5. Financing Statements. Receipt by Lender of Uniform Commercial Code financing statements respecting the Collateral, duly executed by Borrower in respect of each Collateral Location, in form and substance acceptable to Lender, but, in any event, including the property description set forth on Exhibit "N".

          11.6. Opinions of Counsel. Receipt by Lender of opinions of counsel from independent legal counsel to Borrower and Parent in substantially the form of Exhibit "O".

          11.7. Landlord Agreements. Receipt by Lender of any Landlord Agreements then obtained by Borrower with respect to Collateral Locations leased by Borrower as of the Closing Date.

          11.8. Disbursements Letter. Receipt by Lender of a disbursements letter, concerning the use of the proceeds of the initial extensions of credit hereunder, to be substantially in the form of Exhibit "P" attached hereto.

          11.9. Payoff Letter. Receipt by Lender from the Existing Lender of a payoff letter, to be substantially in the form of Exhibit "Q", together with, if such Debt is secured by any Collateral, termination statements respecting the Lien(s) of such creditor.

          11.10. Initial Borrowing Base and Collateral Status Reports. Receipt by Lender of a Borrowing Base Report, certified as to truth and accuracy by a duly authorized officer of Borrower, together with accompanying documentation required by Lender (each in form and substance required by Lender, but to include in any event an accounts receivable and accounts payable aging and a current customer and Account Debtor name and address list) which shall indicate, after giving effect to the making of the initial Advance (and the issuance of any initial Letter(s) of Credit) not less than $600,000 in additional Borrowings available under the Borrowing Base Requirement.

          11.11. Blocked Account. Receipt by Lender of a duly executed Blocked Account Agreement in conjunction with the establishment of each Lockbox Account.

          11.12. Parent Guaranty and Subordination Agreement. Receipt by Lender from Parent of the Guaranty and the Subordination Agreement; each duly executed by Parent.

          11.13. Satisfactory Inventory Appraisal. Receipt by Lender of an inventory audit (as to cost and market price), completed by an independent appraiser selected (and paid for) by Borrower (but acceptable to Lender), to be in form and substance satisfactory to Lender.

          11.14. Business Plan. Receipt by Lender of a business plan of Borrower for the twelve (12) months' period following the Closing Date, including financial projections, to be in form and substance satisfactory to Lender.

          11.15. Environmental Review. Receipt by Lender of satisfactory evidence that there are no existing or potential environmental liabilities that would have a material adverse impact on the financial condition or prospects of Borrower.

          11.16. Logistics. Receipt by Lender of satisfactory evidence that Borrower and Logistics shall have entered into the Logistics Contract.

          11.17. Other. Receipt by Lender of such other documents, certificates, instruments and agreements as shall be required hereunder or provided for herein or as Lender or Lender's counsel may require in connection herewith.

         IN WITNESS WHEREOF, Borrower has caused this Agreement to be executed as of the day and year set forth below as the Closing Date.

                                   "BORROWER"

                                   HAEMACURE CORPORATION, a Delaware corporation


                                   By: /s/ James L. Roberts
                                      ------------------------------------------
                                   Name:  James L. Roberts
                                   Title: Vice President, Finance and
                                          Chief Financial Officer

     Accepted by Lender in Atlanta, Georgia

                                        as of November 20, 2001
                                        (the "Closing Date")


                                        "LENDER"

                                        UPS CAPITAL CORPORATION


                                        By: /s/ Charles Johnson
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                             -----------------------------------


                                        Address for Notices:

                                        35 Glenlake Parkway, N.E.
                                        Suite 360
                                        Atlanta, GA 30328
                                        Attn: Legal Department

                        [Exhibits and schedules omitted]